EXHIBIT 99.3
Unaudited Pro Forma Financial Information
     On July 1, 2010, comScore, Inc. (“comScore” or “the Company”) completed its purchase of all of the outstanding capital stock of Nexius, Inc. (“Nexius”), and Nexius became a wholly-owned subsidiary of comScore (the “Acquisition”). The Acquisition was accomplished pursuant to the Stock Purchase Agreement.
     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition. The unaudited pro forma consolidated balance sheet at June 30, 2010 gives effect to the Acquisition as if it had occurred on June 30, 2010. The unaudited pro forma consolidated balance sheet is derived from the unaudited historical financial statements of comScore and Nexius at June 30, 2010. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 and the unaudited consolidated statement of operations for the six months ended June 30, 2010 gives effect to the Acquisition as if it had occurred on January 1, 2009 and January 1, 2010, respectively. The unaudited pro forma consolidated statement of operations is derived from the audited historical financial statements of comScore and Nexius as of and for the year ended December 31, 2009 and the unaudited, historical financial statements of comScore and Nexius as of and for the six months ended June 30, 2010.
     In deriving the unaudited pro forma financial statements referred to above the Company included the effects of the divesture by Nexius of its consulting services division immediately prior to the acquisition of Nexius by comScore. Given the nature of Nexius’ business operations, all of the transactions comprising the balances of the major asset, liability, revenue and expense classes could be easily reviewed and those transactions could be attributed to each of the various divisions on a specific identification basis. Certain inconsequential or common transactions that could not be clearly attributed to one of the divisions were allocated using a reasonable allocation basis for such transaction.
     The Acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to the unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition, based on their estimated fair values as of the effective date of the Acquisition. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change.
     The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in the unaudited pro forma consolidated financial statements, and their effects may be material and would be reflected in the consolidated statement of operations.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of comScore, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in comScore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010, comScore’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed on April 28, 2010, the audited historical financial statements and related notes of Nexius as of December 31, 2009 and for the year then ended, which are attached as Exhibit 99.2 to this Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of comScore that would have been reported had the acquisitions been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

COMSCORE, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2010
(In thousands)

	comScore	Nexius Consolidated	Nexius Services	Pro Forma Adjustments		Consolidated Total
			a
Current assets:
Cash and cash equivalents	$81,327	$921	$(917)	$(18,286)	b	$63,045
Short-term investments	4,649	—	—	—		4,649
Accounts receivable, net	34,921	6,607	(6,186)	63	c	35,405
Prepaid expenses and other current assets	3,237	420	(325)	(38)	d	3,294
Costs of products and sevices, current portion	—	2,470	—	(2,470)	e	—
Deferred tax assets	8,885	—	—	1,822	g	10,707

Total current assets	133,019	10,418	(7,428)	(18,909)		117,100
Long-term investments	2,809	—	—	—		2,809
Property and equipment, net	21,230	583	(257)	(36)	f	21,520
Costs of products and services, net of current portion	—	50	—	(50)	e	—
Other non-current assets	190	—	—	—		190
Long-term deferred tax assets	11,040	2,419	—	(9,192)	g	4,267
Intangible assets, net	16,951	—	—	17,550	h	34,501
Goodwill	50,069	—	—	13,998	i	64,067

Total assets	$235,308	$13,470	$(7,685)	$3,361		$244,454

Current liabilities:
Notes payable	$—	$1,417	$(3)	$(1,414)	j	$—
Accounts payable	2,272	1,517	(472)	345	k	3,662
Accrued expenses	11,760	2,631	(2,068)	(226)	l	12,097
Deferred revenues, current portion	51,673	9,068	(2,569)	(2,370)	m	55,802
Deferred rent	1,275	—	—	—		1,275
Income taxes payable	—	163	—	—		163
Equipment loans payable	—	393	—	(393)	n	—
Capital lease obligations	1,972	—	—	—		1,972

Total current liabilities	68,952	15,189	(5,112)	(4,058)		74,971
Notes payable, net of current portion	—	1,576	—	(1,183)	j	393
Deferred revenue, net of current portion	—	20	—	111	m	131
Deferred rent, long-term	8,128	—	—	—		8,128
Capital lease obligations, long-term	4,191	—	—	—		4,191
Other long-term liabilities	475	—	—	—		475

Total liabilities	81,746	16,785	(5,112)	(5,130)		88,289
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	31	160	—	(160)	o	31
Additional paid-in capital	204,269	—	—	3,178	p	207,447
Accumulated other comprehensive (loss) income	(108)	—	—	—		(108)
Accumulated deficit	(50,630)	(3,475)	(2,573)	5,473	o	(51,205)

Total stockholders’ equity	153,562	(3,315)	(2,573)	8,491		156,165

Total liabilities and stockholders’ equity	$235,308	$13,470	$(7,685)	$3,361		$244,454

See notes to the unaudited pro forma consolidated financial statements.

COMSCORE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(In thousands, except share and per share data)

	comScore	Nexius Consolidated	Nexius Services	Pro Forma Adjustments		Consolidated

			a
Revenues	$78,101	$19,654	$(15,345)	$(1,799)	q	$80,611
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below)	22,733	16,416	(12,832)	(1,070)	q	25,247
Selling and marketing	25,610	—	—	—		25,610
Research and development	11,135	—	—	—		11,135
General and administrative	14,373	4,593	(2,817)	851	r	17,000
Amortization of intangible assets resulting from acquisitions	1,165	—	—	1,238	s	2,403

Total expenses from operations	75,016	21,009	(15,649)	1,019		81,395

Income (loss) from operations	3,085	(1,355)	304	2,818		784

Interest and other income, net	154	(89)	—	89	t	154
(Loss) gain from foreign currency	(129)	—	—	—		(129)

Income (loss) before income taxes	3,110	(1,444)	304	(2,729)		(759)

Income tax (provision)/benefit	(2,056)	460	(117)	1,054	u	(659)

Net income (loss)	$1,054	$(984)	187	(1,675)		(1,418)

Net income (loss) available to common stockholders per common share:
Basic	$0.03	$(0.03)	$0.00	$(0.05)	v	$(0.05)
Diluted	$0.03	$(0.03)	$0.00	$(0.05)	v	$(0.05)

Weighted-average number of shares used in per share calculation — common stock:
Basic	30,817,853	—	—	287,702	v	31,105,555
Diluted	31,625,650	—	—	(520,095)	v	31,105,555
See notes to the unaudited pro forma consolidated financial statements.

COMSCORE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands, except share and per share data)

	comScore	Nexius Consolidated	Nexius Services	Pro Forma Adjustments		Consolidated Total
			a
Revenues	$127,740	$32,151	$(23,996)	$(1,501)	q	$134,394

Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below)	38,730	25,985	(18,459)	(1,041)	q	45,215
Selling and marketing	41,954	—	—	—		41,954
Research and development	17,827	—	—	—		17,827
General and administrative	18,232	8,996	(6,351)	1,130	r	22,007
Amortization of intangible assets resulting from acquisitions	1,457	—	—	2,105	s	3,562

Total expenses from operations	118,200	34,981	(24,810)	2,194		130,565

Income (loss) from operations	9,540	(2,830)	814	(3,695)		3,829
Interest income and other, net	410	(126)	—	126	t	410
Loss from foreign currency	(132)	—	—	—		(132)
Gain from sale (impairment) of marketable securities	89	—	—	—		89

Income (loss) before (provision) benefit for income taxes	9,907	(2,956)	814	(3,569)		4,196
(Provision) benefit for income taxes	(5,938)	1,294	(314)	1,378	u	(3,580)

Net income (loss)	$3,969	$(1,662)	$500	$(2,191)		$616

Net income (loss) attributable to common stockholders per common share:
Basic	$0.13	$(0.05)	$0.01	$(0.07)	v	$0.02
Diluted	$0.13	$(0.05)	$0.01	$(0.07)	v	$0.02
Weighted-average number of shares used in per share calculation — common stock:
Basic	30,014,085	—	—	444,869	v	30,458,954
Diluted	30,970,642	—	—	444,869	v	31,415,511
See notes to the unaudited pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
COMSCORE INC.
Note 1. Basis of Pro Forma Presentation
     The unaudited pro forma consolidated financial statements have been prepared by comScore pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in comScore’s amended Form 8-K prepared and filed in connection with the Acquisition.
     Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.
     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition. The unaudited pro forma condensed consolidated balance sheet at June 30, 2010 gives effect to the Acquisition as if it had occurred on June 30, 2010. The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements of comScore and Nexius at June 30, 2010. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 and the unaudited condensed consolidated statement of operations for the six months ended June 30, 2010 gives effect to the Acquisition as if it had occurred on January 1, 2009 and January 1, 2010, respectively. The unaudited pro forma consolidated statement of operations is derived from the audited historical financial statements of comScore and Nexius as of and for the year ended December 31, 2009 and the unaudited historical financial statements of comScore and Nexius as of and for the six months ended June 30, 2010.
     In deriving the unaudited pro forma financial statements referred to above, the effects of the divesture by Nexius of its consulting services division immediately prior to the acquisition of Nexius by comScore needed to be considered. Given the nature of Nexius’ business operations, all of the transactions comprising the balances of the major asset, liability, revenue and expense classes could be easily reviewed and those transactions could be attributed to each of the various divisions on a specific identification basis. Certain inconsequential or common transactions that could not be clearly attributed to one of the divisions were allocated using a reasonable allocation basis for such transaction.
     The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s consolidated financial position or consolidated results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the consolidated financial position or consolidated results of operations that may be obtained in the future.
Note 2. Purchase Price Allocation
     On July 1, 2010, comScore completed the Acquisition. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Acquisition, which was accounted for under the acquisition method of accounting. Nexius is a provider of mobile carriergrade products that deliver network analysis focused on the experience of wireless subscribers, as well as network intelligence with respect to performance, capacity and configuration analytics. The aggregate amount of the consideration paid by comScore upon the Acquisition was $20.9 million in cash and stock, of which approximately $3.0 million was paid in cash to satisfy certain of Nexius’s existing shareholder debt. The remaining estimated Acquisition consideration of $15.3 million in cash and an aggregate 158,070 shares of comScore common stock (totaling $2.6 million) was paid to the Nexius shareholders. The fair value of the shares of comScore common stock was determined based on the closing price of comScore’s common stock on the NASDAQ Global Market for trading day ended June 30, 2010 of $16.47 per share.

Note 2. Purchase Price Allocation (continued)
     In addition, 137,725 shares of restricted comScore common stock will be issued to former employees of Nexius. Such restricted stock grants vest over a three-year period, with 25% of the total shares subject to grant vested upon issuance and an additional 25% of the total shares subject to grant vesting on each anniversary of the closing date thereafter, subject to such holders continued status as an employee of comScore. These restricted shares have been excluded from the purchase price allocation and are accounted for as stock based compensation expense by comScore.
     Under the acquisition method of accounting, the total estimated purchase price is allocated to Nexius’ net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of July 1, 2010, the effective date of the Acquisition. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$4
Accounts receivable	484
Prepaid expenses and other current assets	57
Property and equipment	290
Deferred tax asset	1,979
Accounts payable	(1,390)
Accrued expenses	(500)
Notes payable	(393)
Deferred revenue	(4,260)
Deferred tax liability	(6,930)

Net tangible liabilities acquired	(10,659)
Definite-lived intangible assets acquired	17,550
Goodwill	13,998

Total estimated purchase price	$20,889

     Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.
     Of the total estimated purchase price, a preliminary estimate of $10.7 million has been allocated to net tangible liabilities acquired, and $17.6 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets of $17.6 million consist of the value assigned to Nexius’ customer relationships of $14.6 million, developed and core technology of $1.6 million, trademarks of $1.0 million, and long-term contracts of $0.4 million.
     The value assigned to Nexius’ customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the date the Acquisition was consummated taking into consideration estimated attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow from those customers. The projected revenues were based on assumed revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected customer cash flow were based on

Note 2. Purchase Price Allocation (continued)
     the estimated fair value of those assets. A discount rate of 20% was deemed appropriate for valuing the existing customer base and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. comScore expects to amortize the value of Nexius’ customer relationships on a straight-line basis over twelve years. Amortization of customer relationships is not deductible for tax purposes.
     The value assigned to Nexius’ developed and core technology was determined utilizing the “Relief from Royalty Method”. This method derives the estimated value by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the technology to their present value. Nexius owns certain internally-developed technology (the “Technology”) which it licenses to customers in order to generate revenue. Further, in addition to generating licensing fees from the Technology, Nexius also generates a revenue stream as a result of these license sales in the form of annual maintenance and support revenue. The royalty rate of 6.5% used to value the technology was based on estimates of prevailing royalty rates paid for the use of similar technology and technology in market transactions involving licensing arrangements of companies that operate in service-related industries. The after-tax royalty income was then discounted to a present value equivalent by applying a rate of return commensurate with the risk associated with achieving the royalty savings and incorporating the time value of money. A 20.0% required rate of return was utilized to present value the after-tax cash flow. A discount rate of 20% was deemed appropriate for valuing developed and core technology and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. comScore expects to amortize the developed and core technology on a straight-line basis over five years. Amortization of developed and core technology is not deductible for tax purposes.
     The value assigned to Nexius’ trademarks was determined by utilizing the “Relief from Royalty Method”. This method derives the estimated value by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the trademarks to their present value. The trademarks consist of Nexius’ Xplore trade name and various trademarks related to its existing product lines. The royalty rate of 1.5% used to value the trademarks was based on estimates of prevailing royalty rates paid for the use of similar trade names and trademarks in market transactions involving licensing arrangements of companies that operate in service-related industries. The after-tax royalty income was then discounted to a present value equivalent by applying a rate of return commensurate with the risk associated with achieving the royalty savings and incorporating the time value of money. A 20.0% required rate of return was utilized to present value the after-tax cash flow. A discount rate of 20% was deemed appropriate for valuing Nexius’ trademarks and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. comScore expects to amortize the trademarks on a straight-line basis over five years. Amortization of trademarks is not deductible for tax purposes.
     The value assigned to Nexius’ long- term contracts was determined by utilizing a discounted cash flow method. The long-term contracts include milestone payments based on achieving certain development targets and are accounted for under the completed contract method. The long- term contracts represent revenue that has been agreed upon through signed contractual agreements with clients, but not yet recognized because the milestones had not been reached as of the Acquisition date. Management anticipates completing these contracts within six months. A discount rate of 20% was deemed appropriate for valuing these long-term contracts.

Note 2. Purchase Price Allocation (continued)
     The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

2010	$2,105
2011	1,735
2012	1,735
2013	1,735
2014	1,735
Thereafter	8,505

$17,550

     Of the total estimated purchase price, approximately $14.0 million has been allocated to goodwill and is not deductible for tax purposes. Goodwill represents factors including expected synergies from combining operations and is the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.
Note 3. Pro Forma Adjustments
     Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Nexius’ net tangible liabilities and intangible assets to a preliminary estimate of the fair values of those liabilities and assets, to reflect the amortization expense related to the intangible assets and to reclassify certain financial statement amounts to conform to comScore’s financial statement presentation.
     The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:
a)	To reflect the impact of the spin out of the services and corporate divisions of Nexius immediately prior to the Acquisition.

b)	To reflect cash payments made to Nexius shareholders ($15.3 million), and to satisfy certain of Nexius’ existing debt obligations ($3.0 million).

c)	To fair value accounts receivable acquired in the Acquisition.

d)	To reflect the fair value of prepaid and other assets acquired in the Acquisition.

e)	To eliminate capitalized contractual costs recorded on Nexius’ books which have been included in the intangible asset related to the contract asset discussed in item h.

f)	To reflect the fair value of property and equipment acquired in the Acquisition.

g)	To reflect deferred tax assets and liabilities as a result of the Acquistion.

h)	To reflect the fair value of the customer relationships, which is estimated as $14.6 million; the fair value of the technology, which is estimated as $1.6 million; the fair value of the trade name and trademarks, which are estimated as $1.0 million; and the fair value of the contract asset, which is estimated as $0.4 million acquired in the Acquisition.

i)	To reflect the fair value of goodwill based upon on the total purchase price, less the fair value of net liabilities acquired, less the identified intangible assets acquired.

j)	To reflect the payoff of the notes payable of $3.0 million in connection with the Acquisition offset by the reclassification of $0.4 million from equipment loans payable to notes payable (see item n) to conform with comScore’s presentation.

Note 3. Pro Forma Adjustments (continued)
k)	To reflect the fair value of liabilities acquired in connection with the Acquisition.

l)	To reflect the fair value of accrued expenses acquired in connection with the Acquisition.

m)	To reflect the fair value of deferred revenue recorded on Nexius books to the estimated cost of performance plus a reasonable profit margin in connection with the Acquisition.

n)	To reclassify the Bank of America notes payable secured by equipment to notes payable to conform with comScore’s presentation. See item j.

o)	To eliminate Nexius common stock, additional paid in capital and accumulated deficit in connection with the Acquisition, and $0.6 million of share based payments associated with the immediate vesting of 25% of the shares of comScore restricted stock issued in connection with the Acquisition.

p)	To reflect the 158,070 shares of comScore common stock issued in connection with the Acquisition ($2.6 million), and the $0.6 million of share based payments associated with the immediate vesting of 25% of the shares of comScore restricted stock issued to Nexius employees in connection with the Acquisition.

q)	To reflect impacts of revaluation of deferred revenue and capitalized costs balances assuming Acquisition happened at beginning of period.

r)	To primarily reflect the stock based compensation expense associated with the 137,725 shares of comScore restricted common stock issued in connection with the Acquisition.

s)	To reflect the amortization of intangible assets arising from the Acquisition.

t)	To reflect the elimination of interest expense recorded on Nexius books that would not have been incurred as a result of the payoff of the associated notes payable as part of the Acquisition transation assuming the Acquisition happened at beginning of period.

u)	To reflect the affect of the Acquisition on the (provision) benefit for income taxes.

v)	To adjust weighted average number of shares to reflect the shares of common stock and restricted common stock of comScore issued in connection with the acquisition and to remove from the weighted average number of shares the antidilutive shares as a result of the net loss generated by the proforma consolidated adjustments.
            The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities for the Acquisition as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the Acquisition in the Company’s consolidated financial statements.
            comScore has not identified any material pre-Acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.
Note 4. Pro Forma Net Loss Per Common Share
            The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of comScore’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the Acquisition. The diluted weighted average number of common shares does not include outstanding unvested restricted stock as their inclusion would be anti-dilutive.